Exhibit 99.1

AITX’s RAD-R Opens Applications for RADCam™ Beta Test Program

Join the Revolution: RADCam Beta Test Program Opens for Applications

Detroit, Michigan, June 13, 2024 – Artificial Intelligence Technology Solutions Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, is excited to announce the launch of the Beta Test Program for RADCam, the first production home security camera from its subsidiary, RAD Residential Inc. (RAD-R). This innovative product is designed to reimagine home security with the power of AITX’s proprietary Autonomous Intelligent Response (AIR™) technology.

RADCam is not just another home security camera; it is a groundbreaking solution that integrates AITX’s AIR technology. This “talking” security camera offers intelligent, human-like responses and real-time monitoring to ensure the highest level of security for homes. By leveraging advanced AI capabilities, RADCam can detect, analyze, and respond to potential threats autonomously, providing homeowners with unparalleled security and peace of mind.

Why Become a RADCam Beta Tester?

As a RADCam Beta Tester, you will have the unique opportunity to be among the first to experience the future of home security. Participants will:

●	Experience Cutting-Edge Technology: Get hands-on with RADCam’s innovative features, including real-time alerts, intelligent threat detection, and autonomous response capabilities.
●	Contribute to Product Development: Provide valuable feedback to help refine and enhance RADCam before its official release.
●	Enhance Your Home Security: Benefit from an advanced security system designed to protect your home and loved ones with proactive measures and intelligent responses.

How to Apply

Applications for the RADCam Beta Test Program are open to end-users across the United States. Interested participants can apply online at RADCam Beta Test Program Application Page. The selection process will consider various factors to ensure a diverse and representative group of testers.

Steve Reinharz, CEO of AITX and RAD-R, stated, “The launch of RADCam marks a significant milestone in our mission to redefine home security through advanced AI technology. By introducing this RADCam Beta Test Program, we are inviting end-users to be part of this exciting journey and help us shape the future of residential security. This moment not only represents a leap forward for our company but also stands as a defining moment in the 4th Industrial Revolution, where intelligent technology transforms everyday living into an experience of unprecedented safety and convenience.”

The Company noted that it anticipates the completion of RADCam’s development and production, with inventory expected to be in stock and ready for sale by November of this year. This strategic timing aims to capitalize on the busy holiday shopping season. However, this timeline is contingent upon the progression of development efforts and may be subject to change based on unforeseen factors.

Don’t miss the chance to be at the forefront of home security innovation. Apply now to join the RADCam Beta Test Program and contribute to the future of AI-driven home security.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M, RAD-R, and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060

@SteveReinharz